                                                                COPY
                                                                 OF
                                                     ORIGINAL FILED ON THIS DATE
                                                             NOV. 19, 1997
                                                            KEVIN E. O'BRIEN
                                                          CLERK U.S. BANKRUPTCY
                                                            COURT. DIST. OF AZ

                                                                      Exhibit 1
                     IN THE UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF ARIZONA


In Re:                                     )
                                           )      Chapter 11
Princeton American Corporation,            )
                                           )      Case No. 96-13675 PHX JMM
                                 Debtor,   )
                                           )      ORDER CONFIRMING
EID:  22-1848644                           )      JOINT PLAN OF
                                           )      REORGANIZATION
                                           )


     The the Court having found in its Memorandum Decision Containing Findings of Fact and Conclusions of Law dated November 10, 1997 that the requirements for confirmation set forth in 11 U.S.C. Section 1129(a) and (b) have been satisfied with respect to the Joint Plan of Reorganization filed by Trustee Roger W. Brown and William C. Taylor on August 28, 1997, as modified by the modification dated October 16, 1997 and as further modified by the modification dated November 14, 1997 (collectively the "Joint Plan"),

     IT IS ORDERED that the Joint Plan is confirmed. A copy of the Joint Plan with the modifications incorporated is attached.

     Dated this 19th day of November, 1997.


                                                  JAMES M. MARLAR
                                                  ---------------
                                                  Hon. James M. Marlar
                                                  U.S. Bankruptcy Judge

LEWIS AND ROCA LLP
40 North Central Avenue
Phoenix, Arizona 85004-4429
Facsimile (602) 262-5747
Telephone (602) 262-5311

Gerald K. Smith (001428)
Randolph J. Haines (005440)

Attorneys for William Taylor


                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF ARIZONA


In re:                                     )
                                           )      No. 96-13675 PHX JMM
PRINCETON AMERICAN CORPORATION,            )
                                           )      Chapter 11
                                   Debtor. )
                                           )      TRUSTEE'S AND TAYLOR'S JOINT
EID:  22-1848644                           )      PLAN OF REORGANIZATION
                                           )
                                           )


            Trustee Roger W. Brown ("Trustee") and creditor and equity security holder William C. Taylor ("Taylor") submit the following Joint Plan of Reorganization for Princeton American Corporation ("Debtor"). This Joint Plan was originally dated August 28, 1997, and incorporates the modifications dated October 16, 1997 and November 14, 1997.

                                    ARTICLE I

                                   DEFINITIONS

            Terms used in this Plan have the meanings specified in the Bankruptcy Code or Rules unless the context clearly otherwise requires or one of the following definitions applies:

      1.1 ADMINISTRATIVE EXPENSE CLAIM: Any cost or expense of administration incurred in connection with this chapter 11 case after the filing of the petition commencing this case and before the Confirmation Date, including: (1) the actual, necessary costs and expenses of preserving Debtor's estate pursuant to Code Section 503(b); (2) claims for compensation for legal and other professional services and costs and expenses pursuant to Code Sections 330 and 503(b), as allowed by the Bankruptcy Court; and (3) fees and charges assessed against Debtor's estate pursuant to 28 U.S.C. Section 1930.

      1.2 ALLOWED: A claim (other than an Administrative Claim) is Allowed when
(a) it is scheduled by Debtor as undisputed and no objection is filed by the Objection Bar Date; (b) a proper proof of claim is filed by the Claims Bar Date and no objection is filed by the Objection Bar Date; or (c) allowed by entry of the Court's Final Order. As to an Administrative Expense Claim, "Allowed" means approved by Final Order, after notice and hearing as required by the Code, of an application for payment of an Administrative Expense Claim filed by the deadline established by the Court, but not including any Administrative Claim which may have previously been paid.

      1.3 ASSETS: All of the property of Debtor's estate as defined in Code
Section 541, all property of the Debtor's subsidiaries that are merged into the Debtor pursuant to this Plan, and all property recovered or brought into the estate pursuant to Code Section 550.

      1.4 BAR DATE: The dates established by Court order by which all proofs of claim and proofs of interests must be filed (except for claims arising from the rejection of executory contracts or leases and claims arising from recoveries pursuant to Code Section 550) in order to become Allowed and participate in distributions pursuant to this Plan (except as otherwise provided in paragraph 5.9).

      1.5 BIOSOME: Biosome Products, Inc., a subsidiary of the Debtor in which the Debtor owns 80% of the equity interest, engaged in the personal care products industry.

      1.6 CHINO VALLEY LAND: Approximately five (5) acres of raw land located in Chino Valley, Yavapai County, Arizona, owned by the Debtor.

      1.7 CHINO VALLEY RECEIVABLE: Two notes receivable of approximately $46,000 payable to the Debtor.

      1.8 CODE OR BANKRUPTCY CODE: Title 11 of the United States Code, as amended, and related provisions.

      1.9 COMMITTEE: The Official Unsecured Creditors' Committee appointed in this Case pursuant to Code Section 1102(a).

      1.10 CONFIRMATION: The Court's entry of an order confirming this Plan in accordance with the Code.

      1.11 CONFIRMATION DATE: The date on which the Confirmation Order is entered on the Court's docket.

      1.12 CONFIRMATION ORDER: The Court's appealable order confirming the Plan pursuant to Code Section 1129.

      1.13 COURT OR BANKRUPTCY COURT: The United States Bankruptcy Court for the District of Arizona.

      1.14 DEBTOR: Princeton American Corporation.

      1.15 DISPUTED CLAIMS AND DISPUTED INTERESTS: Any claim or interest as to which an objection is filed by the Objection Bar Date and which is not resolved by entry of the Court's Final Order.

      1.16 EFFECTIVE DATE: Thirty (30) days after entry of the Confirmation
Order.

      1.17 88 REDEVELOPMENT: A Nevada corporation that is a wholly owned subsidiary of the Debtor and that owns the office building and other improvements located at 2222 E. Camelback Road, Phoenix, Arizona.

      1.18 FINAL ORDER: An order, judgment, ruling, or other decree issued by the Court which order, judgment, or other decree has not been reversed, stayed, modified, or amended, and as to which (1) the time to appeal or to seek review, rehearing, or certiorari has expired and as to which no appeal or petition for review, rehearing, or certiorari is pending or has been timely filed; or, (2) any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

      1.19 4808 CORPORATION: A Nevada corporation that is a wholly owned subsidiary of the Debtor and that owns the office building and other improvements located at 4808 N. 22d St., Phoenix, Arizona.

      1.20 4808 N. 22D ST.: An office building located at 4808 N. 22d St., Phoenix, Arizona, owned by the Debtor's wholly owned subsidiary 4808 Corporation.

      1.21 GSK: GSK Products, Inc., a subsidiary of the Debtor in which the Debtor owns 50% of the equity interest, engaged in the personal care product industry.

      1.22 INTERESTS: Equity ownership interests held by virtue of ownership of Debtor's stock.

      1.23 INTERIM MANAGER: The manager of the Reorganized Debtor pursuant to paragraph 7.3 of the Plan, from the Confirmation Date until the Board of Directors meets and appoints officers for the Reorganized Debtor.

      1.24 JOINT PLAN: This Plan of Reorganization, jointly proposed by Taylor and Trustee, as it may be modified.

      1.25 LONE MOUNTAIN: An approximate 4.2 acre parcel of undeveloped real property located at the northwest corner of Scottsdale Road and Lone Mountain, Maricopa County, Arizona, owned by the Debtor.

      1.26 MINCO: Minco American Corporation, a predecessor in interest to the Debtor, which continues to exist as a corporation whose shareholders are also shareholders of the Debtor.

      1.27 OBJECTION BAR DATE: The date established by Court order by which all objections to claims (either proofs of claim or claims as scheduled) must be filed in order for the claim not to be deemed an Allowed Claim for purposes of distribution.

      1.28 PETITION DATE: December 11, 1996, the date of the filing of the petition initiating this bankruptcy case.

      1.29 PLAN: This Plan of Reorganization, as it may be modified.

      1.30 PLAN PROPONENTS: Trustee and Taylor.

      1.31 PRINWEST: Prinwest Corporation, a wholly owned subsidiary of the Debtor that owned a warehouse that was sold prepetition.

      1.32 REORGANIZED DEBTOR: The Debtor after the Effective Date.

      1.33 SATURN RESOURCES: Saturn Resources, Inc., a Nevada corporation that was a wholly owned subsidiary of the Debtor prepetition but whose stock was conveyed to David Smith prepetition, and that owns 74 lots in Peoria, Arizona that are selling to Miller Mobile Homes for $9,200 per lot.

      1.34 SUBSTANTIAL CONSUMMATION: For purposes of 11 U.S.C. Section 1127(b), substantial consummation shall occur upon commencement of distributions to Class 9 general unsecured creditors.

      1.35 TAYLOR: William C. Taylor, a creditor and equity security holder of the Debtor.

      1.36 TRUSTEE: The Chapter 11 Trustee appointed and serving pursuant to Code Section 1104, Roger W. Brown.

      1.37 2222 E. CAMELBACK ROAD: An office building located at 2222 E. Camelback Road, Phoenix, Arizona, owed by the Debtor's wholly owned subsidiary 88 Redevelopment.


                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

      All Allowed Claims and Interests are placed in the following classes:

      2.1 CLASS 1 - ADMINISTRATIVE EXPENSE CLAIMS. All claims filed pursuant to Code Section 503(B).

      2.2 CLASS 2 - PRIORITY WAGE CLAIMS: All claims for wages, salaries or commissions as defined in Section 507(a)(3) of the Code.

      2.3 CLASS 3 - PRIORITY EMPLOYEE BENEFIT CLAIMS: All claims of employees for contributions to an employee benefit plan as defined in Section 507(a)(4) of the Code.

      2.4 CLASS 4 - PRIORITY TAX CLAIMS: All unsecured claims of governmental units for taxes as defined in Section 507(a)(8) of the Code.

      2.5 CLASS 5 - PROPERTY TAX CLAIMS: All claims for ad valorem taxes owed to any governmental unit, secured by any Asset.

      2.6 CLASS 6 - VANDERFORD SECURED CLAIM that is secured by a first deed of trust on 2222 E. Camelback Road and a second deed of trust on 4808 N. 22d St.

      2.7 CLASS 7 - DBK SECURED CLAIM that is secured by a first deed of trust on 4808 N. 22d St.

      2.8 CLASS 8 - ADMINISTRATIVE CONVENIENCE CLASS: All unsecured claims that are less than Five Thousand Dollars ($5,000), or the holders of which elect to reduce their claims to $5,000 and waive any claim for any balance.

      2.9 CLASS 9 - GENERAL UNSECURED CLAIMS: All unsecured claims that are not otherwise classified.

      2.10 CLASS 10 - INTERCOMPANY CLAIMS: All unsecured claims of the Debtors' subsidiaries that are being merged into the Debtor pursuant to this Plan.

      2.11 CLASS 11 - PREFERRED STOCK: All equity Interests represented by preferred stock in the Debtor.

      2.12 CLASS 12 - COMMON STOCK: All equity Interests represented by common stock in the Debtor, all equity interests convertible into common stock of the Debtor including warrants and options, and all claims subordinated to the level of Interests pursuant to Code Sections 510(b) or (c).

      2.13 CLASS 13 - TAYLOR CLAIMS: All claims held by Taylor.

      2.14 AUTOMATIC ELIMINATION OF UNOCCUPIED CLASSES. In the event any of the designated classes does not contain at least one Allowed Claim or Interest, such class shall automatically be deemed eliminated from this Plan.

                                   ARTICLE III

                    PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS

            All Allowed Administrative Expense Claims shall be paid, in cash, on the later of the Effective Date, when due in accordance with the ordinary business terms governing the payment of such claims, when Allowed, or at such time and on such terms as may be agreed to by the claimant and the Reorganized Debtor. All fees payable under 28 U.S.C. Section 1930 that have not been paid as of the Confirmation Date shall be paid on the Effective Date.

                                   ARTICLE IV

                 DESIGNATION AND TREATMENT OF UNIMPAIRED CLASSES

      Classes 1, 2, 3 and 4 are unimpaired, and all Allowed Claims in such classes shall be paid in full, in cash on the Effective Date or when Allowed, whichever is later. Pursuant to Code Section 1126(f), all holders of claims in such classes are conclusively presumed to have accepted the Plan so the holders of such claims will not be permitted to vote.

                                    ARTICLE V

                  DESIGNATION AND TREATMENT OF IMPAIRED CLASSES

      5.1 IMPAIRED CLASSES GENERALLY. Classes 5 through 12 are impaired.

      5.2 CLASS 5 SECURED TAX CLAIMS. The holders of Allowed Secured Tax Claims in Class 5 shall retain their liens and will be paid the Allowed amount of their claims, together with interest in an amount and at a rate determined by the Court to satisfy Code Section 1129(b)(2)(A)(i)(II), six (6) months after the Effective Date.

      5.3 CLASS 6 SECURED CLAIMS. The holder of the Allowed Secured Claim in Class 6 (Vanderford) will retain its liens and will be paid in monthly installments commencing on the first day of the first full month that is at least thirty (30) days after the Effective Date, with the amount of each installment calculated on a thirty (30) year amortization with interest at a rate determined by the Court to satisfy Code Section 1129(b)(2)(A)(i)(II), with the full balance due on the seventh (7th) anniversary of the Effective Date.

      5.4 CLASS 7 SECURED CLAIMS. The holder of the Allowed Secured Claim in Class 7 (DBK) is impaired because the reorganized Debtor will become owner of its collateral and the obligor on its obligation, without DBK's consent, but DBK shall retain its lien and be paid by the Reorganized Debtor in accordance with the terms of its note and deed of trust.

      5.5 CLASS 8 ADMINISTRATIVE CONVENIENCE CLASS. All Class 8 Allowed Claims shall be paid in full, in cash, thirty (30) days after the Effective Date.

      5.6 CLASS 9 GENERAL UNSECURED CLAIMS. All Class 9 Allowed Unsecured Claims shall be paid in full, in cash, by the first anniversary of the Effective Date, together with interest at a per annum rate of eight percent (8%), or such other rate as the Court may determine is required by Code Section 1129(b)(2)(B)(i), accrued on the unpaid balance from the Effective Date until the date of payment.

      5.7 CLASS 10 INTERCOMPANY DEBT CLAIMS. All intercompany claims shall be eliminated, shall receive no distribution under the Plan and be discharged as of the Effective Date.

      5.8 CLASS 11 PREFERRED STOCK INTERESTS. All Allowed Class 11 Preferred Stock Interests shall receive common stock of the Debtor, at the rate of one share of common stock for each share of preferred stock interest that is Allowed, and the preferred stock shall be extinguished as of the Effective Date.

      5.9 CLASS 12 COMMON STOCK INTERESTS. All Allowed Class 12 Common Stock Interests shall retain their common stock and otherwise receive no distribution under this Plan. Notwithstanding the failure of a holder of common stock to file a proper proof of interest by the Bar Date, the Interests of all holders of 10,000 shares or less of Debtor's common stock (according to the records of American Stock Transfer as of the date of the order approving the disclosure statement for this Plan) shall be Allowed absent specific objection to such Interest and entry of a Final Order disallowing such Interest. The Interest of any holder of more than 10,000 shares of Debtor's common stock (according to the records of American Stock Transfer as of the date of the order approving the disclosure statement for this Plan) shall be Allowed in the amount of 10,000 shares if such holder files a ballot on this Plan making such election, absent specific objection to such Interest and entry of a Final Order disallowing such Interest. All Allowed Claims that have been subordinated to Class 12 pursuant to Code Sections 510(b) or (c) shall receive common stock having a value equal to the amount of the Allowed Claim based upon the percentage ownership that such stock represents of the net equity value of the Debtor's assets as of the Effective Date, as determined by the Court. All Allowed Claims and Interests based on warrants, options or other similar rights shall receive common stock having a value equal to the value of the Allowed Claim or Interest, based upon the percentage ownership that such stock represents of the net equity value of the Debtor's assets as of the Effective Date, as determined by the Court.

      5.10 CLASS 13 TAYLOR CLAIMS. All Class 13 Claims shall be satisfied by an issuance of a number of shares of common stock that represent forty percent (40%) of the total of all of the Debtor's common stock that will be outstanding after the Effective Date (after taking into account the stock held by the holders of Class 11 Interests, the stock held by the holders of Class 12 interests, the stock held by holders of claims that are subordinated to Class 12, the stock issued to holders of Allowed Interests based upon warrants, options or similar rights, and the stock issued in satisfaction of the Class 13 claims). Such stock (and any dividends issued in respect of such stock) shall be held in escrow by the Trustee, and shall not be transferrable, assignable or redeemable, until all Class 8 and Class 9 Allowed Claims have been paid in full as provided by this Plan, provided, however, that Taylor shall have and may exercise all voting and other shareholder rights and powers represented by such stock while it is held in escrow. When all Allowed Class 8 and Class 9 claims have been paid as provided by this Plan, the stock held in escrow shall be delivered to Taylor by the Trustee. In the event of material default in this Plan relating to the satisfaction of the Class 8 and Class 9 claims, such stock shall be distributed by the Trustee to the holders of unsatisfied Allowed Class 8 and Class 9 claims in amounts equal to the unsatisfied portion of such Allowed Claims, based upon the percentage ownership that such stock represents of the net equity value of the Debtor's assets as of the date of distribution, as determined by the Court.

                                   ARTICLE VI

                        TREATMENT OF EXECUTORY CONTRACTS

      6.1 GROUND LEASES ASSUMED. Upon the Effective Date, the ground leases on 4808 N. 22d St. and 2222 E. Camelback Road shall be assumed by the Reorganized Debtor.

      6.2 CONTRACTS NOT ASSUMED REJECTED. Upon the Effective Date, all executory contracts and unexpired leases that have not been assumed shall be deemed rejected.

      6.3 SALE OR ASSIGNMENT OF ASSUMED CONTRACTS OR LEASES. Any executory contracts or leases that are assumed may be sold or assigned by the Reorganized Debtor pursuant to Article VIII below, any such sale or assignment being deemed pursuant to Code Section 365(f).

      6.4 CLAIMS ARISING FROM REJECTION. Any claim arising out of Debtor's rejection of an executory contract or unexpired lease must be filed within 30 days after notice of entry of the order authorizing rejection or, if no such separate order was entered and the rejection is pursuant to this Plan, within 30 days after the Confirmation Date.

                                   ARTICLE VII

                             IMPLEMENTATION OF PLAN

      7.1 OVERVIEW. All unsecured claims that are Allowed (and not subordinated) shall be paid in full, in cash, within one year after the Effective Date, either out of (a) the Reorganized Debtor's operating income, (b) capital contributed as a result of a merger of the Reorganized Debtor with another entity, or (c) sale or refinancing of one or more of the assets of the Reorganized Debtor, including but not limited to one of the office buildings. All common stock interests shall be retained. Some insiders' claims will be satisfied, to the extent Allowed, by an issuance of common stock.

      7.2 MERGER OF WHOLLY OWNED SUBSIDIARIES. Effective as of the Confirmation Date, the Debtor's wholly owned subsidiaries 4808 Corporation and 88 Redevelopment shall be merged into the Debtor and their Assets shall be deemed to be Assets of the Debtor's estate as defined in Code Section 541. All claims secured by those Assets shall be deemed to be claims in this Bankruptcy Case as defined in Code Section 101(5). All of the Debtor's other subsidiaries will remain as separate subsidiaries.

      7.3 OPERATION OF DEBTOR AFTER CONFIRMATION. As of the Confirmation Date, all Assets and property of the Debtor's estate shall be revested in the Reorganized Debtor pursuant to Code Section 1141(b). The Trustee shall serve as Interim Manager of the Reorganized Debtor to maintain the status quo until the Reorganized Debtor's Board of Directors meets to appoint new management, which shall occur within thirty (30) days of the Effective Date. The Trustee's compensation, both prior to the Effective Date and thereafter, shall be subject to Court approval pursuant to 11 U.S.C. Section 330.

            Upon the Effective Date, the Reorganized Debtor's Board of Directors shall consist of Taylor, Roderick W. McKinnon III and Scott E. Bird, Jr., whose terms shall expire on the first anniversary of the Effective Date. The new Board shall meet as soon as practicable after the Effective Date to appoint new officers and other management for the Reorganized Debtor. Neither of the Plan Proponents has any contracts, agreements or understandings as to whom the Board might appoint. Management salaries and director compensation shall not exceed a total of $100,000.

            The Reorganized Debtor shall come current on all reporting requirements of the Securities and Exchange Commission within ninety (90) days of the Effective Date.

            A stockholders' meeting shall be held within one year of the Effective Date, at which the stockholders shall be provided the opportunity to vote for the Reorganized Debtor's board of directors, to adopt or amend the bylaws, and to handle such other business as may properly come before an annual shareholders' meeting.

      7.4 MERGER CONSIDERATIONS. The Reorganized Debtor shall actively pursue merger opportunities, with merger partners who can provide additional capital and/or business to the merged entity and who can increase the market and tradability of the Reorganized Debtor's stock. All merger proposals that are deemed worthy of consideration by any of the members of the Reorganized Debtor's Board of Directors shall be submitted both to the shareholders and to the Court for approval or disapproval. Upon request of the Joint Proponents, this Plan may be modified pursuant to Code Section 1127(b) prior to Substantial Consummation to facilitate any merger that may be approved by the shareholders or by the Court.

      7.5 SURRENDER AND CANCELLATION OF DEBT INSTRUMENTS AND SECURITY. No holder of a promissory note, bond, payment guaranty, warrant, stock option, preferred stock or other transferable instrument (collectively "instrument") shall receive any distribution under the Plan until such instrument has been surrendered to, or satisfactory evidence that the instrument is lost has been provided to, the Debtor or Reorganized Debtor. Any holder of such an instrument who fails to surrender such instrument or provide satisfactory evidence of loss thereof within thirty (30) days after the Effective Date shall be deemed to have no further claim against or Interest in the Reorganized Debtor and shall receive no distribution under the Plan.

      7.6 DE MINIMIS DISTRIBUTIONS. Notwithstanding anything to the contrary herein, no distributions of cash shall be made hereunder in an amount less than $10.00

                                  ARTICLE VIII

                             EFFECT OF CONFIRMATION

      8.1 MODIFICATION OR WITHDRAWAL. This Plan may be withdrawn at any time prior to the Effective Date by either Plan Proponent. Pursuant to Code Section 1127(a), this Plan may be modified by the Plan Proponents at any time prior to the Confirmation Date by the filing of a modification with the Court. Pursuant to Code Section 1127(b), this Plan may be modified by the Plan Proponents at any time prior to the Effective Date upon the Court's approval of such modification after notice and hearing. In addition, before or after the Effective Date, the Plan Proponents may modify this Plan with Court approval, on such notice as the Court may deem necessary, so long as the modification does not materially and adversely affect the interests of creditors and interest holders to remedy any defect, omission or scrivener's error, reconcile any inconsistencies, or to implement the terms, purposes and intent of this Plan. This Plan may be modified by the Joint Proponents after the Effective Date, and prior to Substantial Consummation, in accordance with Code Section 1127(b), particularly for the purposes specified in paragraph 7.4 above. This Plan may not be modified by any person or entity other than the Plan Proponents. No withdrawal or modification of the Plan shall create any liability for either of the Plan Proponents or any attorney, accountant or other agent or employee of either of the Plan Proponents.

      8.2 RETENTION AND RELEASE OF CLAIMS. Pursuant to Code Section 1141(b) and except as otherwise provided in this Plan, the Reorganized Debtor shall retain and may enforce after the Effective Date any and all claims of Debtor and the Trustee, including but not limited to actions assertable pursuant to Code Sections 362, 365, 502, 506(c), 510, 542, 544, 547, 548, 549, 550, 551, 552 and 553 except claims assigned, sold, waived, relinquished or released in accordance with the Plan.

      8.3 REVESTING. Except as provided for in the Plan or in the Confirmation Order, on the Effective Date Reorganized Debtor shall be revested with all of the property of its estate free and clear of all claims, liens, charges and other interests of creditors arising prior to the Petition Date. Upon the Effective Date the Reorganized Debtor shall operate its business free of any restrictions other than as set forth in this Plan.

      8.4 DISCHARGE. Except as otherwise provided in the Plan or in the Confirmation Order, the Confirmation Order acts as a discharge, effective as of the Effective Date, of any and all debts of Debtor that arose at any time before the entry of the Confirmation Order, including, but not limited to, all principal and any and all interest accrued thereon, pursuant to Code Section 1141(d)(1). The discharge of Debtor shall be effective as to each claim, regardless of whether a proof of claim thereof was filed, whether the claim is an Allowed Claim or whether the holder thereof votes to accept the Plan.

                                   ARTICLE IX

                            RETENTION OF JURISDICTION

            Notwithstanding confirmation of this Plan, the Bankruptcy Court shall retain jurisdiction for the following purposes:

      9.1 CLAIMS AND INTERESTS. Determination of the allowability of claims and interests upon objection to such claims by Debtor, the Reorganized Debtor, the Trustee, either Plan Proponent or by any creditor, and estimation of Disputed Claims and Disputed Interests.

      9.2 ADMINISTRATIVE CLAIMS. Determination of requests for payment of claims entitled to priority under Code Section 507(a)(1), including compensation of parties entitled thereto.

      9.3 DISPUTES. Resolution of controversies and disputes regarding the interpretation or enforcement of the terms of the Plan, any of the instruments issued under the Plan or any other documentation evidencing the terms of the Plan.

      9.4 IMPLEMENTATION. Implementation of the provisions of the Plan and entry of orders in aid of confirmation of the Plan, including, without limitation, consideration and approval or disapproval or any proposed merger in accordance with paragraph 7.4 above.

      9.5 ADVERSARY PROCEEDINGS. Litigation of adversary proceedings and retained Debtor's and Trustee's Claims brought or pursued by the Reorganized Debtor.

      9.6 FINAL DECREE. Entry of a final decree closing Debtor's case.


            DATED this 14th day of November, 1997.



                              By    /s/               , ATTORNEY
                                ----------------------------------
                                    Roger W. Brown, Trustee
                                    Plan Proponent


                              By    /s/ William C. Taylor
                                ----------------------------------
                                    William C. Taylor
                                    Plan Proponent